UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2026

Coya Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41583	85-4017781
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 San Felipe St., Suite 500
Houston, Texas	77057
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800 587-8170

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	COYA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On March 29, 2026, Dr. Howard Berman resigned from the board of directors (the “Board”) of Coya Therapeutics, Inc. (the “Company”) and from his position as Executive Chairman, each effective as of April 1, 2026.

In connection with Dr. Berman’s resignation as Executive Chairman, the Company and Dr. Berman entered into a Separation and General Release Agreement (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, (i) Dr. Berman will be entitled to receive a prorated annual bonus for 2026 at 100% of target, payable on the Company’s next regular payroll date following the Separation Date (as defined in the Separation Agreement), (ii) the Company will pay or waive Dr. Berman’s COBRA premiums through the earlier of March 31, 2027 or the date he becomes eligible for coverage under another employer’s group health plan, and (iii) Dr. Berman’s unvested stock options will continue to vest for a period of twelve months following the Separation Date and the post-termination exercise period for his vested stock options (including the unvested options that vest during the twelve month period following his Separation Date) will be extended to the two-year anniversary of the Separation Date (subject to earlier expiration in accordance with their terms).

The Separation Agreement further provides that Dr. Berman is not entitled to any additional compensation or severance other than as expressly set forth therein and that the Separation Agreement supersedes any obligations of the Company under his prior employment agreement. In addition, the Separation Agreement contains a general release of claims in favor of the Company and its affiliates, customary non-disparagement provisions, and an affirmation of Dr. Berman’s continuing obligations under existing confidentiality and restrictive covenant agreements.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 hereto.

Appointment of New Director

On April 1, 2026, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Mark H. Pavao to serve as an independent director, effective April 1, 2026, to fill the vacancy created by Dr. Berman’s resignation. Mr. Pavao was appointed as a Class III director, with a term expiring at the Company’s 2028 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal.

In connection with his appointment, Mr. Pavao will be granted an option to purchase 10,000 shares of the Company’s common stock with an exercise price equal to the closing price on Nasdaq of the Company’s common stock on the date of grant, with all options vesting on the one-year anniversary of the date of the grant, subject to Mr. Pavao’s continued service to the Company. The option grant will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan, and a related stock option agreement. Mr. Pavao will also be compensated pursuant to the Company’s standard practice for fees to non-employee directors, as described in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on March 16, 2026.

At the time of appointment, Mr. Pavao has not been appointed to any committees of the Board. The Board expects to consider committee assignments for Mr. Pavao at a later date.

There are no arrangements or understandings between Mr. Pavao and any other persons pursuant to which Mr. Pavao was selected as a director. There are no transactions in which Mr. Pavao has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company has entered into an indemnification agreement with Mr. Pavao on the Company’s standard form of indemnification agreement, a copy of which was previously filed with the Securities and Exchange Commission in the Company’s Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on March 16, 2026.

A copy of the Company’s press release announcing the appointment of Mr. Pavao is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation and Release Agreement, dated March 29, 2026.

99.1	Press Release dated April 2, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COYA THERAPEUTICS, INC.

Date: April 2, 2026	By:	/s/ Arun Swaminathan Ph.D.
Arun Swaminathan Ph.D. Chief Executive Officer